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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

                       NORTH COUNTRY FINANCIAL CORPORATION
                              MANISTIQUE, MICHIGAN



For Immediate Release:                         May 11, 2004
Contact:                                       Investor Relations (800) 200-7032
Website:                                       www.northcountrybank.com



                    NORTH COUNTRY TO SELL ITS MUNISING BRANCH

(Manistique, Michigan) -- On May 10, 2004 North Country Bank and Trust, a Michigan state-chartered, FDIC insured bank wholly owned by North Country Financial Corporation (Nasdaq: NCFC) entered into a definitive Purchase and Assumption Agreement with Peoples State Bank of Munising, Munising, Michigan for the sale of North Country's branch in Munising.

The Purchase and Assumption Agreement calls for Peoples State Bank of Munising to purchase the branch building and assume approximately $3,600,000 of deposits associated with North Country's branch in Munising. North Country will retain the loans associated with the branch.

The transaction is subject to regulatory approval, and is expected to close in the third quarter of 2004.

C. James Bess, president and chief executive officer of NCFC and North Country Bank and Trust said, "North Country is pleased to have entered into an agreement that provides for continuing, uninterrupted, banking services to its depositors in the Munising community."

Headquartered in Manistique, Michigan, North Country Financial Corporation is a financial services company providing a full range of commercial, consumer, and mortgage banking products and services primarily through its wholly owned bank subsidiary, North Country Bank and Trust. North Country Bank and Trust operates 19 branches located throughout Michigan's Upper Peninsula and Northern Lower Michigan.